Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-174462 on Form S-8 of our reports dated April 25, 2012, relating to (1) the consolidated financial statements and financial statement schedule of BCD Semiconductor Manufacturing Limited and subsidiaries (the “Company”) (which report expresses an unqualified opinion) and (2) the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ Deloitte & Touche

Taipei, Taiwan

The Republic of China

April 25, 2012